Exhibit 10.2
Summary of Material Employment Terms
G. Mark Armour
Senior Managing Director and Head of Worldwide Institutional
Mr. Armour is employed by Invesco Ltd. (the “Company”) as Senior Managing Director and Head of Worldwide Institutional. There is no written employment agreement between Mr. Armour and the Company. The following is a summary of the material terms of his employment, certain of which terms are derived from the provisions of a Restricted Stock Unit Award Agreement granted to Mr. Armour by the Company under the Invesco Ltd. 2008 Global Equity Incentive Plan.
I. Salary
Mr. Armour’s current annual base salary is $400,000 and is paid in semi-monthly installments.
II. Term of U.S. Assignment
Following an initial three-year period that commenced in 2006, Mr. Armour’s assignment in the U.S. at the Company’s global headquarters located in Atlanta, Georgia has been extended indefinitely by mutual consent.
III. Incentive Compensation
Mr. Armour is eligible to receive annual bonuses, which can consist of both cash and equity, and require him to be actively employed by the Company at the time of payout.
IV. Benefits Package
Mr. Armour participates in the Company’s benefits program on a basis similar to all U.S.-based employees. The benefits program includes employee health insurance, retirement savings such as 401(k) plans, life and disability insurance coverage and other corporate benefits available to most employees of the Company.
V. Home Rental
The Company pays up to $5,000 per month for the period of Mr. Armour’s U.S. assignment for rental/lease of a personal residence.
VI. Tax Consultancy Service
The Company pays for the following tax consultancy services on behalf of Mr. Armour:
•	annual consultation with Deloitte, and

•	preparation of tax returns during the period of his U.S. assignment.
The Company does not pay for personal financial tax planning or ad hoc personal tax inquiries.
VII. Home Leave — Relocation Following U.S. Assignment
The Company provides Mr. Armour and his spouse one (1) home leave per year consisting of round-trip airfare from Atlanta to Australia. Whenever possible, home leave is to be linked to a business visit. The Company also provides airfare for one (1) annual round-trip from Australia to the U.S. for Mr. Armour’s children. Upon mutual agreement by the Company and Mr. Armour that his assignment in the U.S. should end, the Company will provide for Mr. Armour’s relocation back to Australia.

VIII. Termination
Non-Cause Termination. Mr. Armour’s employment is “at will” and may be terminated by either party with or without Cause (as defined below). In the absence of Cause, each of Mr. Armour and the Company is required to give the other six (6) months’ advance written notice of the intent to terminate (the “Notice Period”). Mr. Armour’s employment does not terminate until the expiration of the Notice Period, provided, however, that the Company has the right to relieve Mr. Armour of all his duties by placing him on paid administrative leave (in which event Mr. Armour would continue to receive full compensation and benefits for the entire Notice Period). Mr. Armour is prohibited from working in competition with the Company during the Notice Period.
For-Cause Termination At any time during the employment relationship the Company may, effective immediately and without the benefit of the Notice Period, terminate the employment relationship with Mr. Armour for Cause. “Cause” includes any of the following events:
•	if he commits any material or persistent breach of the terms of his employment;

•	if he is convicted of any criminal offense other than an offense which does not in the opinion of the Company affect his position;

•	if he is found guilty of willful neglect, gross misconduct or gross incompetence in the performance of his duties or commits any other act which is prejudicial to the interest of the Company.
IX. Nondisclosure
Mr. Armour is prohibited, for a period of six (6) months following any termination of his employment, from disclosing any confidential information or trade secrets and from making any use of any such confidential information or trade secrets without the prior written consent of the Company, provided, however, that trade secrets remain protected for so long as they remain trade secrets under applicable law.
X. Nonrecruitment; Nonsolicitation
Mr. Armour is prohibited, for a period of six (6) months following any termination of his employment, from (i) recruiting any employee of the Company with whom he worked or otherwise had material contact, or (ii) soliciting any client of the Company with whom he had material contact for purposes of providing investment management products or services that were provided by him on the Company’s behalf.